Exhibit (c)(ii)
Presentation to the Board of Directors of Quinsa January 14, 2008

Table of Contents 1. Transaction Overview 2 2. Valuation Summary 7 Appendix A. Discounted Cash Flow Analysis 16 B. Public Comparable Companies 25 C. Precedent Transactions 26 D. Detailed Projections 27

Confidential Material The following pages contain material provided to the Board of Directors of Quilmes Industrial (Quinsa), Societe Anonyme ("Quinsa" or the "Company") by Citigroup Global Markets Inc. ("Citi") in connection with the Board of Directors' consideration of the proposed tender offer by Companhia de Bebidas das Americas - AmBev ("AmBev") to purchase all the outstanding Class A shares and Class B shares (including Class B shares held as ADSs) of Quinsa not held by AmBev and its affiliates. The accompanying material was compiled or prepared on a confidential basis solely for the use by the Board of Directors of Quinsa. The information contained in this material was obtained from Quinsa and other publicly available sources. Any estimates and projections contained herein have been prepared or adopted by Quinsa management, or obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citi does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. This material was not prepared for use by readers not as familiar with the business and affairs of Quinsa as the Board of Directors of Quinsa and, accordingly, neither Quinsa nor Citi nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material when used by persons other than the Board of Directors of Quinsa. Citi does not have any obligation to update or otherwise revise the accompanying materials. 1

1. Transaction Overview

The following materials have been prepared by Citi in connection with Citi's rendering of an opinion (the "Citi Opinion") with respect to the fairness, from a financial point of view, to the shareholders of Quinsa other than AmBev and its affiliates (the "Unaffiliated Shareholders") of the consideration to be paid to the Unaffiliated Shareholders in the Offer (as defined below). These materials are subject to the terms of Citi's engagement letter with the Board of Quinsa, including the section entitled "Use of Information" therein, and the qualifications and assumptions set forth in the Citi Opinion In preparing the accompanying materials, we held discussions with certain officers, directors and other representatives of Quinsa concerning the business, operations and prospects of Quinsa. We examined certain publicly available business and financial information relating to Quinsa as well as certain financial forecasts and other information and data for Quinsa, which were provided to or otherwise discussed with us by the management of Quinsa. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Quinsa. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate In preparing the accompanying materials, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and upon the assurances of Quinsa that no relevant information has been omitted or remains undisclosed to us. With respect to financial forecasts and other information and data relating to Quinsa provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Quinsa that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Quinsa as to the future financial performance of Quinsa Introduction 2

Transaction Overview On December 21, 2007, after market closing, AmBev announced that its board of directors had approved a plan to make a voluntary offer to purchase any and all Class A shares and Class B shares (including Class B shares held as American Depositary Shares ("ADSs")) of its subsidiary Quinsa that are not owned by AmBev or its affiliates (the "Offer") AmBev beneficially owned, as of December 21, 2007, approximately 97.83% of the voting interest and approximately 91.36% of the economic interest in Quinsa AmBev commenced the Offer on December 28, 2007. The Offer will expire by its terms at 5:00PM New York City time on January 30, 2008, unless the Offer is otherwise extended by AmBev The offer to purchase and other ancillary documents related to the Offer have been filed with the Commission de Surveillance du Secteur Financier ("CSSF") in Luxembourg and the U.S. Securities and Exchange Commission as required pursuant to applicable law The Offer will comply with applicable CSSF regulations and applicable U.S. securities laws, including the disclosure requirements of Rule 13e-3 under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") AmBev is offering to pay US$ 4.0625 per Class A share and US$ 40.625 per Class B share (US$ 81.25 per ADS), net to the seller in cash (less any amounts withheld under applicable tax laws), without interest, upon the terms and subject to the conditions of the Offer In the event that at least 5,968,722 Class B shares (including Class B shares held as ADSs) are tendered (and not validly withdrawn) by January 30, 2008, the price offered in the Offer will increase to US$4.125 per Class A share and US$ 41.25 per Class B share (US$ 82.50 per ADS) AmBev is offering to purchase up to 5,483,950 Class A shares and up to 8,800,060 Class B shares (including Class B shares held as ADSs), which represent the outstanding Class A and Class B shares (and Class B shares held as ADSs) not owned by AmBev or its affiliates As of December 21, 2007, the Company had issued and outstanding 609,923,950 Class A shares and 47,188,974 Class B shares (including Class B shares held as ADSs). Class B shares have dividends and liquidation rights equal to ten times the rights of Class A shares In addition, on December 21, 2007, AmBev entered into stock purchase agreements with three of the Company's largest shareholders (other than AmBev and its affiliates), representing as of that date approximately a 3.22% economic interest in the Company, to purchase, subject to certain conditions, the outstanding shares held by such shareholders in the Offer Following the consummation of the offer, AmBev intends to cause Quinsa to apply to delist the remaining non-tendered ADSs from the New York Stock Exchange and the remaining non-tendered Class A shares and Class B shares from the Luxembourg Stock Exchange, as well as to terminate the ADS facility and, as and when permitted by applicable law, the registration of the Class B shares under the Exchange Act 3

Transaction Overview (cont'd) AmBev Minority Shareholders Quinsa QIB (1) V: 97.8% E: 91.4% E: 7.1% V: 2.2% E: 8.6% E: 92.9% Quinsa QIB (1) E: 7.1% AmBev V: 100% E: 100% E: 92.9% Source: Quinsa filings. (1) Quilmes International (Bermuda). (2) Net cash of US$ 96.5 million, based on proportional consolidation of QIB's stake in each operating subsidiary and on Quinsa's 92.9% stake in QIB. (3) Quinsa management estimates. Based on proportional consolidation of QIB's stake in each operating subsidiary and on Quinsa's 92.9% stake in QIB. V: Voting interest E: Economic interest Luxembourg and NYSE Listed Structure Prior to Transaction Structure Post Transaction Announced Transaction Terms and Implied Multiples (US$ mm, except per share data) 4

Transaction Overview (cont'd) Voluntary Offer - Key Transaction Terms (US$ mm, except per share data and multiples) Base Offer Upsized Offer Price per Class B Share Equivalent Price $40.63 $41.25 Unaffected Share Price Before Announcement (1) $33.51 $33.51 Premium to Unaffected Share Price 21.3% 23.1% Implied Quinsa Firm Value (2) $4,298 $4,366 Implied Firm Value / LTM EBITDA (3) 9.5x 9.7x Implied Firm Value / 2008E EBITDA (4) 8.2x 8.4x Source: Quinsa filings. (1) Share price as of December 21, 2007. (2) Based on net cash US$ 95.5 million. Based on proportional consolidation of QIB's stake in each operating subsidiary and on Quinsa's 92.9% stake in QIB. (3) Based on proportional 1H07 LTM EBITDA of US$ 451 million. Based on proportional consolidation of QIB's stake in each operating subsidiary and on Quinsa's 92.9% stake in QIB. (4) Based on proportional 2008E EBITDA of US$ 522 million. Based on proportional consolidation of QIB's stake in each operating subsidiary and on Quinsa's 92.9% stake in QIB. 5

Summary Timeline of Events

April 2006

AmBev announces it had entered into an agreement with BAC to buy the latter's controlling stake at Quinsa for a total purchase price of US$ 1.2 bn

April 13, 2006 (In US$)	Class B
1-Day Prior to Announc. (4/12/06):	$18.83
52-Week High:	$22.05
52-Week Low:	$11.43

May 2006

Citi rendered to AmBev a valuation report in accordance with the requirements of Article 256 of Law 6.404 (the relevant Brazilian corporation law) for AmBev's purchase of 373,520,000 Class A Shares of Quinsa from Beverage Associates (BAC) Corp

November 2006

AmBev announces that its Board of Directors has approved a plan to make a voluntary offer to purchase any and all of Quinsa's shares that are not owned by AmBev or its subsidiaries

November 8, 2006 (In US$)	Class B
1-Day Prior to Announc. (11/7/06):	$29.01
52-Week High:	$29.43
52-Week Low:	$16.35

December 2006

Citi provided a fairness opinion to Quinsa's Board of Directors as to the fairness of the transaction for Quinsa's minority shareholders

April 2007

AmBev announces on April 3, 2007 the extension of the voluntary offer to purchase any and all outstanding shares of Quinsa. On April 19 AmBev announced the expiration of this offer

December 2007

AmBev announces a new plan to make a voluntary offer to purchase any and all Class A shares and Class B shares of Quinsa that are not owned by AmBev or its subsidiaries

December 21, 2007 (In US$)	Class B
1-Day Prior to Announc. (12/21/07):	$33.51
52-Week High:	$40.88
52-Week Low:	$32.00

January 2008

Citi hired to provide a fairness opinion to Quinsa's Board of Directors as to the fairness of the transaction for the acquisition of Quinsa's minority shareholders

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2. Valuation Summary

Summary of Analyses Price per Class B share equivalent indicative ranges. Analyses based on: Implied FV/2008E EBITDA (6) 7.7x - 8.9x DCF based on WACC ranging from 10.5% to 11.5% and on a terminal EBITDA multiple of 7.5 to 8.5x. Based on US precedent squeeze-out transactions above $100 mm. Premium calculated over: 1 day (12/21/07) and 4 weeks (11/23/07) prior to transaction announcement on December 21, 2007. Based on US precedent squeeze-out transactions above $100 mm. Premium calculated over: 1 day (11/7/06) and 4 weeks (10/9/06) prior to transaction announcement on November 8, 2006. Based on multiples of selected Latin American brewers. Assumes proportional projected 2008E EBITDA of US$ 522 million based on management projections and proportional consolidation of QIB's stake in each operating subsidiary and on Quinsa's 92.9% stake in QIB. 52-week high and low as of January 4, 2008. Quinsa's 2008E EBITDA of US$ 522 million based on proportional consolidation of QIB's stake in each operating subsidiary and on Quinsa's 92.9% stake in QIB. 7.0x - 9.0x 6.4x - 8.3x 8.1x - 8.8x 6.8x - 7.4x Current Voluntary Offer - Base Price: US$40.63 Current Voluntary Offer - Upsized Price: US$41.25 7

Cash flow projections are based on Quinsa's 3-Year Plan (2008-2010), on the detailed 2008 Budget and on operating and financial projections of Quinsa from 2011 through 2017 Quinsa's operating projections were prepared for each of the countries in which the Company operates Proportional consolidation of the operating subsidiaries was adopted for DCF calculation purposes Projections were presented in Euros and converted to nominal US$ Unlevered free cash flows in US$ were discounted at a US$ WACC Projections do not include any potential synergies arising from the Transaction The precedent transactions valuation is based on the premium paid in precedent US squeeze-out transactions above $100 mm since January 2001 Universe of publicly traded brewing companies in Latin America is limited but provides a good sample for the analysis Selected international players were also used as reference for the analysis DISCOUNTED CASH FLOWS PUBLIC MARKET COMPARABLES PRECEDENT TRANSACTIONS Valuation Methodologies Comments Methodology Citi used three different methodologies to value Quinsa. 8

Summary Financial Projections In nominal US$ millions. Source: Quinsa management estimates. Based on proportional consolidation of QIB's stake in each operating subsidiary and assuming 100% consolidation of QIB. 9

Summary of Main Assumptions

ARGENTINA	• Utilized Quinsa's 3-Year Plan (2008 – 2010) and the detailed 2008 Budget, as well as projections provided by Quinsa for the 2011-2017 period • Five breweries, a bottling facility in Tucumán and a nationwide distribution system for beer products (sold under ten different brands) • Beer, malt and hops operations in Argentina conducted through Cervecería y Maltería Quilmes (CMQ) • Carbonated soft drinks operations (PepsiCo brands) • Agribusiness operations to supply barley for malt production included in the projections
URUGUAY	• Utilized Quinsa's 3-Year Plan (2008 – 2010) and the detailed 2008 Budget, as well as projections provided by Quinsa for the 2011-2017 period • Beer and soft drink businesses are conducted through Fábricas Nacionales de Cerveza S.A. (FNC) • Separate mineral water business (Salus – JV with Danone) not included in the projections, as results are not consolidated by Quinsa and the Company has informed us that it is in the process of divesting its 34% stake
BOLIVIA	• Utilized Quinsa's 3-Year Plan (2008 – 2010) and the detailed 2008 Budget, as well as projections provided by Quinsa for the 2011-2017 period • Beer business conducted through Cervecería Boliviana Nacional La Paz (CBN)
CHILE	• Utilized Quinsa's 3-Year Plan (2008 – 2010) and the detailed 2008 Budget, as well as projections provided by Quinsa for the 2011-2017 period • Beer operations conducted through Cervecería Chile S.A.
PARAGUAY	• Utilized Quinsa's 3-Year Plan (2008 – 2010) and the detailed 2008 Budget, as well as projections provided by Quinsa for the 2011-2017 period • Beer operations conducted through Cervecería Paraguaya S.A. • Glass bottle manufacturing operations through FPV (included separately in the projections)

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Cost of Capital Calculation for Quinsa WACC Calculation Beta Calculation 11

Summary of DCF Analysis In nominal US$ millions. (1) Adjusted to reflect Quinsa's 92.9% stake in QIB. (2) Adjusted for Quinsa's proportional net cash of US$ 96.5 mm. Based on proportional consolidation of QIB's stake in each operating subsidiary and on Quinsa's 92.9% stake in QIB. (3) Price per share equals Firm Value less net debt divided by 108.2 million shares (assumes that each 10 Class A shares equals 1 Class B share). 12 Note: Figures based on proportional consolidation of QIB's stake in each operating subsidiary and assuming 100% consolidation of QIB.

Public Comparable Companies Public Comparable Companies (FV / 2008E EBITDA) Source: IBES estimates, Bloomberg, FactSet and companies' filings (as of January 4, 2008). (1) Quinsa EBITDA based on proportional consolidation of QIB's stake in each operating subsidiary and on Quinsa's 92.9% stake in QIB. (2) Net cash of US$ 96.5 million based on proportional consolidation of QIB's stake in each operating subsidiary and on Quinsa's 92.9% stake in QIB. Quinsa Valuation Analysis - Comparable Companies (US$ mm, except per share data and multiples) International Comps Latin American Comps LatAm Median: 7.7x Int'l Median: 7.4x 13

Precedent Transactions - Minority Squeeze-Out Source: SDC. 1-Day Prior 4-Week Prior Acquiror / Target Median: 24.9% As of November 8, 2006 As of April 13, 2006 Selected Precedent Minority Squeeze-Outs Quinsa Valuation Analysis - Precedent Minority Squeeze-Out Transactions (US$) Median: 23.8% As of December 21, 2007 14

Historical Share Price Performance Source: Bloomberg. (1) Considers that each ADR equals 2 Class B Shares. First Acquisition by AmBev Quinsa ADR price evolution in Class B shares equivalent1. Announcement of the Acquisition of BAC Controlling Stake Price prior to announcement: $18.83 November 2006 Offer Announcement Price prior to announcement: $29.01 Current Offer Announcement Price prior to announcement: $33.51 Current Price (01/04/2008): $40.75 1-day prior to announcement (12/21/2007): 33.51 Last 2 years average: 30.32 Last 1 year average: 35.55 Last 90 days average: 34.55 Last 60 days average 34.94 Last 30 days average 36.77 52-week high (12/24/2007): 40.88 52-week low (11/05/2007): 32.00 15

Appendix

A. Discounted Cash Flow Analysis

Quinsa Summary Overview Quinsa is the largest beverage company in the Southern Cone, with 2006 sales of approximately 18.0 mm Hls of beer and 11.0 mm Hls of soft drinks Quinsa enjoys leading beer market shares in Argentina, Bolivia, Paraguay and Uruguay, and also operates in Chile Quinsa also operates in the soft drinks segment, focusing on bottling and distribution of Pepsi products Pursuant to the Company's strategic alliance with AmBev, it has entered into license and distribution agreements to produce and sell AmBev brands in Argentina, Bolivia, Chile, Paraguay and Uruguay Similarly, under the agreements AmBev may produce and distribute Quinsa's brands in Brazil Source: Quinsa public filings. Business Description Overview of Operations Financial Summary1 (US$ in millions) Revenue Breakdown per Country (6M07) Country Market Share 2006 Volume (Hls '000) Major Brands Argentina (beer) 78.2% 11,529 Quilmes, Liberty, Brahma, Imperial, Iguana, Andes Argentina (Soft Drinks) 19.9% 10,245 Pepsi, Gatorade, Tropicana Bolivia 97.5% 2,732 Pacena, Tropical Extra Chile 15.1% 692 Becker, Baltica Paraguay 96.7% 2,204 Pilsen, Dorada, Baviera Uruguay (beer) 96.6% 732 Pilsen, Doble, Zillertal Uruguay (Soft Drinks) 15.8% 461 Pepsi, Gatorade, Tropicana Source: Quinsa public filings. (1) Fully consolidated numbers. Source: Quinsa public filings. 16

Main Components of DCF Analysis Quinsa's organizational structure prior to the Transaction. AmBev Minority Shareholders Quinsa QIB Argentina Bolivia Paraguay Beer Paraguay Glass Uruguay Chile 91.4% 8.6% 92.9% 7.1% 99.7% 85.3% 87.4% 99.7% 97.6% 100.0% Source: Quinsa public filings. 17

Macroeconomic Assumptions Source: Citigroup and EIU economic research. 18

Summary Projections In nominal US$ millions, unless otherwise stated. Source: Quinsa management estimates. 100% consolidation of operating subsidiaries and QIB, assuming no adjustment for minorities. Volume ('000s Hls) Net Revenues (US$ mm) Contribution (US$ mm) and Contribution Margin (%) EBITDA (US$ mm) and EBITDA Margin (%) 19

Projected Income Statement In nominal US$ millions. Source: Quinsa management estimates. Based on proportional consolidation of QIB's stake in each operating subsidiary and assuming 100% consolidation of QIB. 20

Projected Balance Sheet In nominal US$ millions. 21 Source: Quinsa management estimates. Based on proportional consolidation of QIB's stake in each operating subsidiary and assuming 100% consolidation of QIB.

Projected Cash Flow Statement In nominal US$ millions. 22 Source: Quinsa management estimates. Based on proportional consolidation of QIB's stake in each operating subsidiary and assuming 100% consolidation of QIB.

Summary DCF Analysis In nominal US$ millions. (1) Adjusted to reflect Quinsa's 92.9% stake in QIB. (2) Adjusted for Quinsa's proportional net cash of US$ 96.5 mm. Based on proportional consolidation of QIB's stake in each operating subsidiary and on Quinsa's 92.9% stake in QIB. (3) Price per share equals Firm Value less net debt divided by 108.2 million shares (assumes that each 10 Class A shares equals 1 Class B share). 23

Analysis at Various Prices Implied multiples from DCF analysis (US$ mm, except per share data). Source: Bloomberg, Quinsa filings and DCF analysis. (1) Assumes market price as of December 21, 2007 (1-day prior to announcement). (2) Based on the equivalent number of Class B shares of 108.2 million shares. (3) Net cash of US$ 96.5 million based on proportional consolidation of QIB's stake in each operating subsidiary and on Quinsa's 92.9% stake in QIB. (4) Quinsa management projections for sales and EBITDA. Figures based on proportional consolidation of QIB's stake in each operating subsidiary and on Quinsa's 92.9% stake in QIB. 24

B. Public Comparable Companies

Public Comparable Companies Latin American and international brewing companies. Source: IBES estimates, Bloomberg, FactSet and companies' filings. (1) Based on Quinsa's management estimates. Figures based on proportional consolidation of QIB's stake in each operating subsidiary and on Quinsa's 92.9% stake in QIB. 25

C. Precedent Transactions

Precedent Transactions - Minority Squeeze-Out Selected transactions with US target above $100 mm. 26

D. Detailed Projections

Summary Operational Projections - Argentina In nominal US$ millions. Source: Quinsa management estimates. Assumes 100% of Argentina's operations. 27

Summary Operational Projections - Paraguay In nominal US$ millions. Source: Quinsa management estimates. Assumes 100% of Paraguay's operations. 28

Summary Operational Projections - Bolivia In nominal US$ millions. Source: Quinsa management estimates. Assumes 100% of Bolivia's operations. 29

Summary Operational Projections - Chile In nominal US$ millions. Source: Quinsa management estimates. Assumes 100% of Chile's operations. 30

Summary Operational Projections - Uruguay In nominal US$ millions. Source: Quinsa management estimates. Assumes 100% of Uruguay's operations. 31

Summary Operational Projections - Other In nominal US$ millions. Source: Quinsa management estimates. Assumes 100% of FPV's operations. 32

Summary Operational Projections - Consolidated (100%) In nominal US$ millions. Source: Quinsa management estimates. 100% consolidation of operating subsidiaries and QIB, assuming no adjustment for minorities. 33